Exhibit 99.1

P R E S S R E L E A S E

For Immediate Release:	Contact: Mollie Condra, Ph.D. Head, Investor Relations & Communications HealthStream (615)-301-3237 mollie.condra@healthstream.com

DRAFT

HealthStream Announces Share Repurchase Program

NASHVILLE, Tennessee (November 11, 2025) – HealthStream (Nasdaq: HSTM), a leading healthcare technology platform company for workforce solutions, today announced that its Board of Directors has approved a new share repurchase program for the Company’s common stock, under which the Company may repurchase up to $10 million of outstanding shares of common stock.

Pursuant to the authorization, repurchases may be made from time to time in the open market, including under a Rule 10b5-1 plan, through privately negotiated transactions, or otherwise. In addition, any repurchases under the authorization will be subject to prevailing market conditions, liquidity and cash flow considerations, applicable securities laws requirements (including under Rule 10b-18 and Rule 10b5-1 of the Securities Exchange Act of 1934, as applicable), and other factors. The share repurchase program will terminate on the earlier of February 26, 2026 or when the maximum dollar amount has been expended. The share repurchase program does not require the Company to acquire any amount of shares and may be suspended or discontinued at any time.

About HealthStream

HealthStream (Nasdaq: HSTM) is the healthcare industry’s largest ecosystem of platform-delivered workforce solutions that empowers healthcare professionals to do what they do best: deliver excellence in patient care. For more information, visit http://www.healthstream.com or call 615-301-3100.

This press release contains forward-looking statements that involve risks and uncertainties regarding HealthStream. This information has been included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. These forward-looking statements are based on a variety of assumptions that may not be realized, and which are subject to significant risks and uncertainties, including that the anticipated financial and strategic benefits of the acquisition may not be realized, as well as risks and uncertainties referenced from time to time in the Company’s filings with the Securities and Exchange Commission.

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